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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to use in this Registration Statement on Form N-2 of our report dated March 8, 2004, relating to the financial statement of Cohen & Steers Select Utility Fund, Inc. as of March 3, 2004, which appears in such Registration Statement. We also consent to the reference to us under the heading "Counsel and Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
March 12, 2004